Exhibit 99.1

NEWS
Contacts:

Investors/Analysts: Brian J. Radecki - Chief Financial Officer (301) 664-9132 bradecki@costar.com Media: Timothy J. Trainor - Communications Director (301) 280-7695 ttrainor@costar.com

CoStar Group, Inc. Announces First Quarter 2009 Results
Net Income Increases 21% and EBITDA Increases 25% Year Over Year

BETHESDA, MD – April 22, 2009 – CoStar Group, Inc. (NASDAQ: CSGP), the number one provider of information/marketing services to the commercial real estate industry, today announced that net income for the quarter ended March 31, 2009 increased 21.1% to $6.1 million, or $0.31 per diluted share, compared to $5.0 million, or $0.26 per diluted share for the quarter ended March 31, 2008.  EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter ended March 31, 2009 was $14.4 million, an increase of 25.2% compared to EBITDA of $11.5 million for the quarter ended March 31, 2008.

Revenues for the quarter ended March 31, 2009 were $51.4 million, compared to revenues of $52.3 million for the quarter ended March 31, 2008. Revenues in the first quarter of 2009 were impacted by unfavorable foreign exchange rate fluctuations in our International operations.

As of March 31, 2009, the company had $233.5 million in cash, cash equivalents, short-term and long-term investments, an increase of $8.9 million since December 31, 2008, and no long-term debt.

Year 2008-2009 Quarterly Results - Unaudited
(in millions, except per share data)
	2008				2009
	Q1	Q2	Q3	Q4	Q1

Total Revenues	$52.3	$53.5	$53.8	$52.9	$51.4
EBITDA	11.5	12.8	15.5	16.7	14.4
Net income	5.0	5.4	6.6	7.5	6.1
Net income per share - diluted	0.26	0.28	0.34	0.38	0.31
Weighted average outstanding shares - diluted	19.4	19.5	19.6	19.5	19.6

“In the first quarter of 2009, CoStar Group continued to deliver strong earnings through a down cycle in commercial real estate,” said CoStar Group CEO Andrew C. Florance. “While economic conditions remain difficult for our client base, our information services provide significant value to subscribers by helping them reduce costs and drive revenue. We remain confident in our ability to manage through the current environment and to capitalize on our industry-leading research and subscription-based business model to achieve our earnings goals.  As economic conditions improve, we expect that we will see a return to sequential quarterly growth and higher earnings.”

U.S. revenues in the first quarter of 2009 totaled $47.1 million, which is a 1.6% increase compared to $46.4 million in the first quarter of 2008, and International revenues totaled £2.9 million in the first quarter of 2009, as compared to £3.0 million in the first quarter of 2008.  Subscription-based revenue accounts for more than 95% of the company’s total revenue. The 12-month trailing customer renewal rate for CoStar’s subscription-based services was approximately 87%.

“We plan to take advantage of our market-leading position to capitalize on growth opportunities we see in these challenging times and pursue a number of initiatives to further expand our market share and enhance our services,” said Florance. “We recently released an individual-subscription option for our extremely successful CoStar Showcase® service that enables individual brokers to take advantage of the greater Internet exposure available on Showcase and market an unlimited number of listings at a low, flat monthly rate.  By making this service available at a much lower cost than a primary competitor, we believe we can significantly grow Showcase revenue this year and continue to capture market share in the Internet lead-generation market.”

Second Quarter 2009 Outlook

“For the second quarter of 2009, we expect approximately $49.5 to $51.0 million in revenues and fully diluted net income per share of approximately $0.22 to $0.25, which includes seasonally high selling and marketing expenses associated with the ICSC trade show and CoStar Showcase,” stated CoStar Group Chief Financial Officer Brian J. Radecki.  In addition, during the second quarter, the company expects approximately $1.0 million of higher legal costs compared to the prior quarter. The company follows U.S. GAAP basis accounting and reports all legal expenses in the income statement, EBITDA and in our earnings outlook.

“For the full year of 2009, we continue to expect approximately $198.0 to $203.0 million in revenues and fully diluted net income per share of approximately $1.00 to $1.05, which includes approximately $6.0 million in pre-tax, non-cash equity compensation charges related to the vesting of restricted stock and stock option grants,” said Radecki.  For 2009, the company expects an overall effective tax rate of approximately 45%, and an interest rate of approximately 0.5% for interest income.

Management will conduct a conference call to discuss earnings results for the first quarter ended March 31, 2009, and the financial outlook for the second quarter of 2009 at 11:00 a.m. ET on Thursday, April 23, 2009. The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/corporate/investor/. To join the conference call by telephone, please call (800) 288-8974 from within the United States and Canada, or (612) 332-1213 from outside the United States and Canada. Refer to Conference reservation number 995479. A replay of the conference call will be available approximately one hour after the live call concludes and remain available through midnight on May 7, 2009. The replay telephone number is (800) 475-6701 within the United States and Canada, or (320) 365-3844 outside the United States and Canada.  Refer to Conference reservation number 995479. The replay will also be available over the Internet at http://www.costar.com/corporate/investor/ for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2009	2008

Revenues	$51,370	$52,264
Cost of revenues	16,894	19,721
Gross margin	34,476	32,543

Operating expenses:
Selling and marketing	9,161	10,873
Software development	3,178	3,414
General and administrative	10,450	9,805
Purchase amortization	946	1,221
	23,735	25,313

Income from operations	10,741	7,230
Interest and other income, net	442	1,938
Income before income taxes	11,183	9,168
Income tax expense, net	5,077	4,126
Net income	$6,106	$5,042

Net income per share - basic	$0.31	$0.26
Net income per share - diluted	$0.31	$0.26

Weighted average outstanding shares - basic	19,468	19,217
Weighted average outstanding shares - diluted	19,562	19,369

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$6,106	$5,042
Purchase amortization in cost of revenues	479	583
Purchase amortization in operating expenses	946	1,221
Depreciation and other amortization	2,251	2,478
Interest income, net	(442)	(1,938)
Income tax expense, net	5,077	4,126
EBITDA	$14,417	$11,512

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$170,624	$159,982
Short-term investments	33,508	35,268
Accounts receivable, net	14,236	12,294
Deferred income taxes	2,164	2,036
Prepaid and other current assets	3,013	2,903
Total current assets	223,545	212,483

Long-term investments	29,340	29,340
Deferred income taxes	3,269	3,392
Property and equipment, net	15,801	16,876
Intangible and other assets, net	68,557	70,749
Deposits and other assets	1,470	1,544
Total assets	$341,982	$334,384

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$19,209	$19,694
Deferred revenue	9,760	9,442
Total current liabilities	28,969	29,136

Deferred income taxes	103	132
Income taxes payable	1,745	1,695

Stockholders' equity	311,165	303,421
Total liabilities and stockholders' equity	$341,982	$334,384

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months
	Ended March 31,
	2009	2008
Revenues
United States	$47,132	$46,403
International	4,238	5,861
Total Revenues	$51,370	$52,264

EBITDA
United States	$14,586	$12,570
International*	(169)	(1,058)
Total EBITDA	$14,417	$11,512

* International EBITDA includes a corporate allocation of approximately $100,000 and $325,000 for the three months ended March 31, 2009 and 2008, respectively.

Reconciliation of Non-GAAP Financial Measures with 2008-2009 Quarterly Results
(in millions)
	2008				2009
	Q1	Q2	Q3	Q4	Q1

Net income	$5.0	$5.4	$6.6	$7.5	$6.1
Purchase amortization	1.8	1.9	1.8	1.7	1.4
Depreciation and other amortization	2.5	2.5	2.4	2.3	2.2
Interest income, net	(1.9)	(1.3)	(0.9)	(0.8)	(0.4)
Income tax expense, net	4.1	4.3	5.6	6.0	5.1
EBITDA	$11.5	$12.8	$15.5	$16.7	$14.4

About CoStar Group, Inc.

CoStar Group, Inc. (Nasdaq:CSGP) is the number one provider of information/marketing services to commercial real estate professionals in the United States as well as the United Kingdom. CoStar's suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information throughout the U.S. as well as in the United Kingdom and France. Headquartered in Bethesda, MD, CoStar has approximately 1,300 people working for the company worldwide, including the largest professional research organization in the industry. For more information, visit http://www.costar.com.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar's expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar's Form 10-K for the year ended December 31, 2008 under the heading "Risk Factors.” In addition to these statements, there can be no assurance as  to what effect the current economic environment and continued financial instability, including foreign exchange rate fluctuations, will have on the company’s revenue and earnings growth; that the company will be able to manage through the current environment and to successfully capitalize on its industry-leading research and subscription-based business model to achieve its earnings goals; that economic conditions will improve; that, as economic conditions improve, the company will see a return to sequential quarterly growth and higher earnings; that the company will be able to successfully take advantage of its market-leading position to capitalize on growth opportunities and pursue initiatives to further expand its market share and enhance its services; that the company will be able to significantly grow CoStar Showcase revenue this year and continue to capture market share in the Internet lead-generation market; that quarterly revenue for the second quarter 2009 and revenue for the full year 2009 will be as stated in this press release; that fully diluted net income for the second quarter of 2009 and full year 2009 will be as stated in this press release; that legal costs for the second quarter of 2009 will be as stated in this press release; that the equity compensation charges for the full year 2009 will be as stated in this press release; and that the overall effective tax rate and the interest rate for our interest income for 2009 will be as stated in this press release.  All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.